Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 12, 2025, except for the effects of the reverse stock split described in Note 1, as to which the date is March 21, 2025, relating to the consolidated financial statements and schedule of SmartStop Self Storage REIT, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Costa Mesa, California

March 27, 2025